Exhibit 99.1

FOR IMMEDIATE RELEASE
Stoneridge Reports Third Quarter 2024 Results

MirrorEye Becomes Standard Equipment on Several European Truck Platforms

MirrorEye OEM Programs to Launch with Daimler Truck North America and a European Brand

Year-to-Date Cash Performance Improved $31.3 million vs. Same Period in 2023

2024 Third Quarter Results
•Sales of $213.8 million
•Gross profit of $44.5 million
•Adjusted gross profit of $44.6 million (20.9% of sales)
•Operating income of $0.3 million
•Adjusted operating income of $0.7 million (0.3% of sales)
•Adjusted EBITDA of $9.2 million (4.3% of sales)
◦Adjusted EBITDA was unfavorably impacted by $2.6 million related to operating FX and non-operating expenses vs. prior expectations
•Income tax expense of $3.4 million
•Adjusted income tax expense of $3.5 million
•Loss per share (“EPS”) of $(0.26)
•Adjusted EPS of $(0.24)
•Year-to-date cash performance of $13.3 million improved $31.3 million vs. the same period in 2023
◦Year-to-date inventory reduction of $11.3 million

2024 Full-Year Guidance Update
•Revenue guidance of $895 million - $905 million (midpoint of $900 million)
◦Reflecting current market conditions resulting in significant production volume reductions across our weighted-average end markets of ~(3.6)% vs. prior guidance
•Updating full-year 2024 guidance to reflect reduced revenue expectations
•Adjusted Gross Margin ~21.5%
•Adjusted Operating Margin ~1.0%
•Adjusted EBITDA of $42 million to $44 million (adjusted EBITDA margin of ~4.7%)
•Adjusted EPS of $(0.35) - $(0.40) considering a full-year adjusted income tax expense of $4.0 million - $4.5 million
NOVI, Mich. – October 30, 2024– Stoneridge, Inc. (NYSE: SRI) today announced financial results for the third quarter ended September 30, 2024, with sales of $213.8 million, gross profit of $44.5 million and adjusted gross profit of $44.6 million (20.9% of sales). Operating income was $0.3 million resulting in adjusted operating income of $0.7 million (0.3% of sales). Income tax expense was $3.4 million resulting in adjusted income tax expense of $3.5 million. Loss per share was $(0.26) and adjusted EPS was $(0.24). Adjusted EBITDA was $9.2 million (4.3% of sales). The exhibits attached hereto provide reconciliation detail on normalizing adjustments of non-GAAP financial measures used in this press release.
Jim Zizelman, president and chief executive officer, commented, “During the third quarter, our focus remained on improving the fundamentals of our business. Our efforts to improve operational efficiency resulted in reduced quality-related costs while reductions to operating expenses helped to offset some of the significant market-related challenges we faced. That said, like many of our peers, third quarter performance was significantly impacted by continued pressure across all of our major end markets resulting in reduced customer production. We will continue to improve fundamental financial performance through operational excellence and a focus on controllable costs.”
Zizelman continued, “While we continue to drive operational performance improvement, we remain focused on our key growth initiatives, including new business awards and the flawless execution of the program launches that will drive growth going-forward. We continue to build momentum with MirrorEye in both our OEM and fleet channels. Earlier this week, we announced MirrorEye will be available on Daimler Truck North America’s new fifth generation Freightliner Cascadia truck, which begins series production in mid-2025. We also announced that MirrorEye will be launching with an additional European brand, as part of an extension of a previously launched global OEM MirrorEye program, in the fourth quarter of this year. MirrorEye will be offered as standard equipment on several of this brands’ models as well as an option on their other truck models. Similarly, our other European OEM customers, DAF and Volvo, have now made their respective camera monitor systems standard on several key truck platforms. The standardization of MirrorEye with several OEM customers across several key truck platforms shows the strong momentum we are creating for the product. Additionally, we continue to expand our retrofit applications with new partnerships with DB Schenker in North America and VDL Bus and Coach in Europe. Finally, during the quarter, we continued to drive growth opportunities for Control Devices as well, with our first ever award related to our Leak Detection Module technology for an all-new hybrid vehicle with a Chinese OEM customer. This strategic technology is well-positioned for growth amid the global hybrid vehicle expansion and is also applicable to traditional powertrain vehicles to improve the effectiveness of their emissions systems.”
Zizelman concluded, “While we expect continued challenges across our end markets for the remainder of the year and into 2025, we continue to focus on the variables that we can control as we respond efficiently and effectively to macroeconomic headwinds that are prevalent across our industry. We remain confident that our efforts to fundamentally improve business performance and our continued focus on key growth initiatives will drive long-term profitable growth for our shareholders.”
Third Quarter in Review
Electronics sales of $135.7 million decreased by 4.7% relative to adjusted sales of the third quarter of 2023. This was primarily driven by lower customer production volumes in the European and North American commercial vehicle markets and lower sales in the European off-highway end market. This decline was partially mitigated by the ramp-up of recently launched programs, including MirrorEye and the Company’s next generation tachograph. Third quarter adjusted operating margin of 2.8% declined by 330 basis points relative to the third quarter of 2023, primarily due to reduced leverage from lower sales as well as higher overhead and D&D costs, partially offset by lower direct material costs.
Control Devices sales of $74.3 million decreased by 17.5% relative to the third quarter of 2023. This decrease was primarily due to lower customer production volumes in the North American passenger vehicle end market, including reduced demand for electric vehicle programs, and the expected wind-down of end-of-life programs.

Higher sales in the China passenger vehicle and North America commercial vehicle end markets were offset by lower sales in the China commercial vehicle end market. Third quarter adjusted operating margin of 3.1% decreased by 320 basis points relative to the third quarter of 2023, primarily due to reduced leverage on lower sales, slightly offset by lower D&D costs.
Stoneridge Brazil sales of $13.6 million decreased by $0.5 million relative to the third quarter of 2023. This decrease was primarily due to unfavorable foreign currency translation of $1.7 million as well as lower monitoring service fees, offset by higher OEM and aftermarket product sales. Third quarter operating income of $0.7 million decreased by approximately $0.1 million relative to the third quarter adjusted operating income of 2023, primarily due to the adverse impact of U.S. dollar denominated material purchases and unfavorable sales mix from lower monitoring service fees offset by lower SG&A spending.
Relative to the second quarter of 2024, Electronics sales decreased by 11.6%. This decrease was driven primarily by continued macroeconomic pressures impacting European and North American commercial vehicle production and reduced sales in the off-highway end market. Third quarter adjusted operating margin decreased by 490 basis points relative to the second quarter of 2024, primarily due to reduced leverage on lower sales, unfavorable sales mix and higher D&D costs due to lower customer reimbursements, partially offset by lower SG&A costs.
Relative to the second quarter of 2024, Control Devices sales decreased by 8.1%. This decrease was primarily driven by continued pressure and reduced demand in the North American passenger vehicle end market. Stronger sales in the China passenger vehicle end market were offset by lower sales in the China commercial vehicle end market versus the second quarter. Third quarter adjusted operating margin decreased by 150 basis points relative to the second quarter of 2024, primarily due to reduced leverage on lower sales slightly offset by lower material costs.
Relative to the second quarter of 2024, Stoneridge Brazil sales increased by $1.8 million, or 15.0%. This was primarily due to higher sales in the OEM end market and higher aftermarket sales, partially offset by the unfavorable foreign currency impact of $0.7 million. Third quarter operating income improved by $0.8 million relative to the second quarter of 2024, primarily due to fixed cost leverage on incremental sales partially offset by the unfavorable foreign currency impact of $0.4 million.
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Cash and Debt Balances
As of September 30, 2024, Stoneridge had cash and cash equivalents totaling $54.1 million. During the first nine months of 2024, the Company generated $13.3 million in cash driven by our continued focus on reducing net working capital, including an $11.3 million reduction in inventory balances. This represents an increase of $31.3 million in cash performance over the same period in 2023.
For compliance purposes, adjusted net debt was $158.9 million while adjusted EBITDA for the trailing twelve months was $56.8 million, resulting in an adjusted net debt to trailing twelve-month EBITDA compliance leverage ratio of 2.79x.
The Company continues to focus on both operating performance and working capital improvement to drive cash performance, particularly related to inventory reduction. The Company expects to remain in compliance with all covenant requirements.
2024 Outlook
The Company is updating its previously provided full-year 2024 guidance ranges including sales guidance of $895 million to $905 million, adjusted gross margin guidance of approximately 21.5%, adjusted operating margin guidance of approximately 1.0%, adjusted loss per share guidance of $(0.35) to $(0.40) and adjusted EBITDA guidance of $42 million to $44 million, or approximately 4.7% of sales.
Matt Horvath, chief financial officer, commented, “We are updating our full-year 2024 revenue guidance to reflect industry-wide macroeconomic headwinds that are resulting in reduced production expectations for the majority of our customers across our end markets. Overall, our weighted average end markets are expected to decline by 3.6% relative to our previously provided guidance. Furthermore, we are expecting non-OEM and option-based products revenue to be aligned with the low-end of the previously provided range. We expect there could be some continued incremental headwinds in the off-highway end market and lower than expected MirrorEye aftermarket fleet and bus volumes despite the continuing expansion in fleet relationships. Many of these fleets are evaluating the technology prior to availability as a factory installation which we expect will increase the OEM volumes, as we have outlined with several of our OEM customers making the system standard equipment but may impact demand for higher volume retrofit applications.”
Horvath continued, “Our updated revenue guidance results in a midpoint of $900 million for the year. Although we continue to expect improvement in operating performance, including improvements in material costs and quality-related costs, as well as continued focus on operating cost control, due primarily to the impact of our reduced revenue expectations, we are updating our full-year adjusted gross margin and adjusted operating margin expectations to approximately 21.5% and 1.0%, respectively. Similarly, we are updating our adjusted EBITDA guidance to $42 million to $44 million, or approximately 4.7% of sales. Finally, we are updating our full-year adjusted EPS guidance to $(0.35) to $(0.40). Our guidance reflects approximately $4 million to $4.5 million of total adjusted tax expense for the year based on our forecasted geographical mix of earnings.”
Horvath, concluded, “By continuing to focus on improving the fundamentals of our business, controlling the variables within our control and responding efficiently and effectively to macroeconomic headwinds, we expect to drive performance improvement throughout the business. Additionally, we continue to focus on inventory reduction to improve our cash position and reduce our leverage profile. Stoneridge remains well positioned to outpace our underlying end market growth and drive significant earnings expansion going forward.”
Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2024 third quarter results can be accessed at 9:00 a.m. Eastern Time on Thursday, October 31, 2024, at www.stoneridge.com, which will also offer a webcast replay.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic systems, components and modules for the automotive, commercial, off-highway and agricultural vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this press release contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this report and may include statements regarding the intent, belief or current expectations of the Company, with respect to, among other things, our (i) future product and facility expansion, (ii) acquisition strategy, (iii) investments and new product development, (iv) growth opportunities related to awarded business, and (v) operational expectations. Forward-looking statements may be identified by the words “will,” “may,” “should,” “designed to,” “believes,” “plans,” “projects,” “intends,” “expects,” “estimates,” “anticipates,” “continue,” and similar words and expressions. The forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other factors:
•the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis, including the impact of potential tariffs and trade considerations on their operations and output;
•fluctuations in the cost and availability of key materials and components (including semiconductors, printed circuit boards, resin, aluminum, steel and copper) and our ability to offset cost increases through negotiated price increases with our customers or other cost reduction actions, as necessary;
•global economic trends, competition and geopolitical risks, including impacts from ongoing or potential global conflicts and any related sanctions and other measures, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and other countries;
•our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;
•the reduced purchases, loss or bankruptcy of a major customer or supplier;
•the costs and timing of business realignment, facility closures or similar actions;
•a significant change in automotive, commercial, off-highway or agricultural vehicle production
•competitive market conditions and resulting effects on sales and pricing;
•foreign currency fluctuations and our ability to manage those impacts;
•customer acceptance of new products;
•our ability to successfully launch/produce products for awarded business;
•adverse changes in laws, government regulations or market conditions affecting our products, our suppliers, or our customers’ products;
•our ability to protect our intellectual property and successfully defend against assertions made against us;
•liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers;
•labor disruptions at our facilities, or at any of our significant customers or suppliers;
•business disruptions due to natural disasters or other disasters outside of our control;
•the amount of our indebtedness and the restrictive covenants contained in the agreements governing our indebtedness, including our revolving Credit Facility;
•capital availability or costs, including changes in interest rates;
•the failure to achieve the successful integration of any acquired company or business;
•risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber-attack and other similar disruptions; and
•the items described in Part I, Item IA (“Risk Factors”) in our Form 10-K filed with the SEC.
The forward-looking statements contained herein represent our estimates only as of the date of this release and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether to reflect actual results, changes in assumptions, changes in other factors affecting such forward-looking statements or otherwise.
Use of Non-GAAP Financial Information
This press release contains information about the Company’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these non-GAAP financial measures for 2024 and 2023 is not intended to indicate that Stoneridge is explicitly or implicitly providing projections on those non-GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.
Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that adjusted sales, adjusted gross profit and margin, adjusted operating income and margin, adjusted income (loss) before tax, adjusted income tax expense, adjusted net income (loss), adjusted EPS, EBITDA, adjusted EBITDA, adjusted net debt, adjusted debt and adjusted cash are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods.
Adjusted sales, adjusted gross profit and margin, adjusted operating income and margin, adjusted income (loss) before tax, adjusted income tax expense, adjusted net income (loss), adjusted EPS, EBITDA, adjusted EBITDA, adjusted net debt, adjusted debt and adjusted cash should not be considered in isolation or as a substitute for sales, gross profit, operating income, income (loss) before tax, income tax expense, net income (loss), EPS, debt, cash and cash equivalents, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP.
For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com).

CONSOLIDATED BALANCE SHEETS

(in thousands)	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$54,138	$40,841
Accounts receivable, less reserves of $845 and $1,058, respectively	158,529	166,545
Inventories, net	176,445	187,758
Prepaid expenses and other current assets	25,301	34,246
Total current assets	414,413	429,390
Long-term assets:
Property, plant and equipment, net	103,450	110,126
Intangible assets, net	44,206	47,314
Goodwill	35,593	35,295
Operating lease right-of-use asset	10,758	10,795
Investments and other long-term assets, net	54,103	46,980
Total long-term assets	248,110	250,510
Total assets	$662,523	$679,900

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of debt	$—	$2,113
Accounts payable	98,130	111,925
Accrued expenses and other current liabilities	71,761	64,203
Total current liabilities	169,891	178,241
Long-term liabilities:
Revolving credit facility	196,322	189,346
Deferred income taxes	6,344	7,224
Operating lease long-term liability	7,219	7,684
Other long-term liabilities	11,397	9,688
Total long-term liabilities	221,282	213,942
Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	—	—
Common Shares, without par value, 60,000 shares authorized, 28,966 and 28,966 shares issued and 27,689 and 27,549 shares outstanding at September 30, 2024 and December 31, 2023, respectively, with no stated value	—	—
Additional paid-in capital	224,944	227,340
Common Shares held in treasury, 1,277 and 1,417 shares at September 30, 2024 and December 31, 2023, respectively, at cost	(38,641)	(43,344)
Retained earnings	186,099	196,509
Accumulated other comprehensive loss	(101,052)	(92,788)
Total shareholders' equity	271,350	287,717
Total liabilities and shareholders' equity	$662,523	$679,900

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2024	2023	2024	2023

Net sales	$213,831	$238,164	$690,047	$746,303
Costs and expenses:
Cost of goods sold	169,340	185,689	543,459	590,538
Selling, general and administrative	26,533	28,111	88,832	91,465
Design and development	17,643	17,852	53,703	57,486
Operating income	315	6,512	4,053	6,814
Interest expense, net	3,604	3,313	11,039	9,179
Equity in loss of investee	752	141	1,081	641
Other (income) expense, net	(384)	(1,383)	(644)	2,152
(Loss) income before income taxes	(3,657)	4,441	(7,423)	(5,158)
Provision for income taxes	3,413	2,270	2,987	3,049
Net (loss) income	$(7,070)	$2,171	$(10,410)	$(8,207)

(Loss) earnings per share:
Basic	$(0.26)	$0.08	$(0.38)	$(0.30)
Diluted	$(0.26)	$0.08	$(0.38)	$(0.30)

Weighted-average shares outstanding:
Basic	27,618	27,484	27,586	27,428
Diluted	27,618	27,734	27,586	27,428

CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine months ended September 30, (in thousands)	2024	2023

OPERATING ACTIVITIES:
Net loss	$(10,410)	$(8,207)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	19,695	19,800
Amortization, including accretion and write-off of deferred financing costs	6,812	6,077
Deferred income taxes	(6,339)	(2,732)
Loss of equity method investee	1,081	641
Loss (gain) on sale of fixed assets	257	(861)
Share-based compensation expense	3,092	2,272
Excess tax deficiency related to share-based compensation expense	263	74
Changes in operating assets and liabilities:
Accounts receivable, net	6,042	(21,335)
Inventories, net	9,694	(33,651)
Prepaid expenses and other assets	4,949	7,473
Accounts payable	(13,127)	23,322
Accrued expenses and other liabilities	6,508	1,459
Net cash provided by (used for) operating activities	28,517	(5,668)

INVESTING ACTIVITIES:
Capital expenditures, including intangibles	(19,049)	(28,584)
Proceeds from sale of fixed assets	312	1,841
Investment in venture capital fund, net	(260)	(200)
Net cash used for investing activities	(18,997)	(26,943)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	98,000	81,365
Revolving credit facility payments	(91,000)	(64,568)
Proceeds from issuance of debt	24,277	27,579
Repayments of debt	(26,364)	(27,145)
Repurchase of Common Shares to satisfy employee tax withholding	(780)	(1,697)
Net cash provided by financing activities	4,133	15,534

Effect of exchange rate changes on cash and cash equivalents	(356)	(963)
Net change in cash and cash equivalents	13,297	(18,040)
Cash and cash equivalents at beginning of period	40,841	54,798

Cash and cash equivalents at end of period	$54,138	$36,758

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$11,892	$9,248
Cash paid for income taxes, net	$8,429	$8,453

Regulation G Non-GAAP Financial Measure Reconciliations

Exhibit 1 - Reconciliation of Adjusted EPS

Reconciliation of Q3 2024 Adjusted EPS
(USD in millions, except EPS)	Q3 2024	Q3 2024 EPS
Net Loss	$(7.1)	$(0.26)

Add: After-Tax Business Realignment Costs	0.2	0.01
Add: After-Tax Environmental Remediation Costs	0.1	0.00
Adjusted Net Loss	$(6.7)	$(0.24)

Exhibit 2 – Reconciliation of Adjusted EBITDA

(USD in millions)	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024
Income (Loss) Before Tax	$4.4	$3.2	$(5.6)	$1.9	$(3.7)

Interest expense, net	3.3	3.8	3.6	3.8	3.6
Depreciation and amortization	8.5	8.4	8.6	8.5	8.8
EBITDA	$16.2	$15.5	$6.6	$14.2	$8.8

Add: Pre-Tax Business Realignment Costs	1.2	0.1	—	1.9	0.3
Add: Pre-Tax Environmental Remediation Costs	—	—	—	—	0.2
Add: Pre-Tax Brazilian Indirect Tax Credits, Net	(0.5)	—	—	—	—
Adjusted EBITDA	$17.0	$15.6	$6.6	$16.1	$9.2

Exhibit 3 – Reconciliation of Adjusted Gross Profit

(USD in millions)	Q2 2024	Q3 2024
Gross Profit	$53.7	$44.5

Add: Pre-Tax Business Realignment Costs	—	0.1
Adjusted Gross Profit	$53.7	$44.6

Exhibit 4 - Reconciliation of Adjusted Operating Income

(USD in millions)	Q2 2024	Q3 2024
Operating Income	$3.4	$0.3

Add: Pre-Tax Business Realignment Costs	1.9	0.3
Add: Pre-Tax Environmental Remediation Costs	—	0.2
Adjusted Operating Income	$5.4	$0.7

Exhibit 5 – Segment Adjusted Operating Income
Reconciliation of Control Devices Adjusted Operating Income

(USD in millions)	Q3 2023	Q2 2024	Q3 2024
Control Devices Operating Income	$5.5	$3.7	$2.1

Add: Pre-Tax Environmental Remediation Costs	—	—	0.2
Add: Pre-Tax Business Realignment Costs	0.1	—	—
Control Devices Adjusted Operating Income	$5.6	$3.7	$2.3

Reconciliation of Electronics Adjusted Operating Income

(USD in millions)	Q3 2023	Q2 2024	Q3 2024
Electronics Operating Income	$7.6	$9.8	$3.5

Add: Pre-Tax Business Realignment Costs	1.1	1.9	0.3
Electronics Adjusted Operating Income	$8.7	$11.7	$3.8

Reconciliation of Stoneridge Brazil Adjusted Operating Income (Loss)

(USD in millions)	Q3 2023	Q2 2024	Q3 2024
Stoneridge Brazil Operating Income (Loss)	$1.2	$(0.0)	$0.7

Add: Pre-Tax Brazilian Indirect Tax Credits, Net	(0.5)	—	—
Stoneridge Brazil Adjusted Operating Income (Loss)	$0.8	$(0.0)	$0.7

Exhibit 6 – Reconciliation of Adjusted Sales

(USD in millions)	Q3 2023	Q2 2024	Q3 2024
Sales	$238.2	$237.1	$213.8

Less: Sales from Spot Purchases Recoveries	(0.9)	—	—
Adjusted Sales	$237.2	$237.1	$213.8

Exhibit 7 – Reconciliation of Electronics Adjusted Sales

(USD in millions)	Q3 2023	Q2 2024	Q3 2024
Electronics Sales	$143.3	$153.5	$135.7

Less: Sales from Spot Purchases Recoveries	(0.9)	—	—
Electronics Adjusted Sales	$142.4	$153.5	$135.7

Exhibit 8 – Reconciliation of Adjusted Tax Rate

Reconciliation of Q3 2024 Adjusted Tax Rate
(USD in millions)	Q3 2024	Tax Rate
Loss Before Tax	$(3.7)

Add: Pre-Tax Business Realignment Costs	0.3
Add: Pre-Tax Environmental Remediation Costs	0.2
Adjusted Loss Before Tax	$(3.2)

Income Tax Expense	3.4	(93.3)%

Add: Tax Impact from Pre-Tax Adjustments	0.1
Adjusted Income Tax Expense on Adjusted Loss Before Tax	$3.5	nm

Exhibit 9 – Reconciliation of Compliance Leverage Ratio

Reconciliation of Adjusted EBITDA for Compliance Calculation
(USD in millions)	Q4 2023	Q1 2024	Q2 2024	Q3 2024
Income (Loss) Before Tax	$3.2	(5.6)	$1.9	$(3.7)
Interest Expense, net	3.8	3.6	3.8	3.6
Depreciation and Amortization	8.4	8.6	8.5	8.8
EBITDA	$15.5	$6.6	$14.2	$8.8

Compliance adjustments:
Add: Non-Cash Impairment Charges and Write-offs or Write Downs	0.1	0.1	—	—
Add: Adjustments from Foreign Currency Impact	(0.7)	2.2	(2.4)	(0.6)
Add: Extraordinary, Non-recurring or Unusual Items	—	—	—	—
Add: Cash Restructuring Charges	0.3	1.6	0.5	0.7
Add: Charges for Transactions, Amendments, and Refinances	0.3	—	—	—
Add: Adjustment to Autotech Fund II Investment	(0.1)	0.3	0.1	0.8
Add: Accrual-based Expenses	5.5	8.2	7.1	1.3
Less: Cash Payments for Accrual-based Expenses	(3.1)	(3.2)	(3.7)	(3.3)
Adjusted EBITDA (Compliance)	$17.7	$15.8	$15.8	$7.6

Adjusted TTM EBITDA (Compliance)				$56.8

Reconciliation of Adjusted Cash for Compliance Calculation
(USD in millions)	Q3 2024
Total Cash and Cash Equivalents	$54.1

Less: 35% of Cash in Foreign Locations	(15.1)
Total Adjusted Cash (Compliance)	$39.0

Reconciliation of Adjusted Debt for Compliance Calculation
(USD in millions)	Q3 2024
Total Debt	$196.3

Outstanding Letters of Credit	1.6
Total Adjusted Debt (Compliance)	$197.9

Adjusted Net Debt (Compliance)	$158.9
Compliance Leverage Ratio (Net Debt / TTM EBITDA)	2.79x